SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 8, 2001
(Date of Report)

Date of earliest event reported: November 2, 2001

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.

As previously announced on September 24, 2001, Intuit Inc. (“Intuit”) entered into an Asset Purchase Agreement with OMware, Inc. (“OMware”) under which Intuit would acquire substantially all of the assets of OMware. On November 2, 2001, the parties completed the sale.

OMware is a leading provider of business management software for construction companies. OMware will be run as a separate business unit, Construction Business Solutions, based in Sebastopol, California. The unit is led by Dan Smith, who founded OMware in 1980 and is now a vice president of Intuit.

Under the terms of the agreement, Intuit acquired substantially all of the assets of OMware for approximately $42 million in Intuit stock, with $34 million paid at the closing of the transaction, and up to $8 million to be issued contingent upon the achievement of certain future performance objectives by the business unit. Pursuant to separate agreements, Intuit will pay up to $2 million in cash over two years as part of a senior management performance program.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2001	INTUIT INC.

	By:	/s/ Greg J. Santora
Senior Vice President and Chief Financial Officer